Exhibit 5

October 20, 2005

The Board of Directors of Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

Re:                               Registration Statement on Form S-8 filed by Merit Medical Systems, Inc. (the “Company”) with respect to the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 805,556 shares of Common Stock, no par value, of the Company (“Common Stock”) that may be sold by the Plan to Plan participants.  When sold by the Plan to Plan participants in accordance with the provisions of the Plan, including the payment of the purchase price to the Plan, and pursuant to this Registration Statement, the 805,556 shares of Common Stock available for sale by the Plan to Plan participants will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Waddoups Brown Gee & Loveless

PARR WADDOUPS BROWN GEE & LOVELESS